UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 18, 2006

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard
Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Adoption of 2006 Annual Salaries for Named Executive Officers

At a meeting held on April 18, 2006 (the “Meeting”), the Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) approved increases to the salaries of the Company’s named executive officers, retroactive to April 3, 2006. The salary increases approved by the Board for each named executive officer were based on recommendations by the Company’s Chief Executive Officer (the “CEO”), which were in turn based on the CEO’s evaluation of such officer’s performance for the previous fiscal year as compared to such officer’s performance goals, subject to final approval of the Board. The annual salaries approved for the named executive officers by the Board are as follows:

Name and Position			Salary
Daniel K. Atler	-	Chief Financial Officer	$191,000

Derek Obata	-	Vice President of Worldwide Sales	$180,300

Joshua Rom	-	Vice President of Operations	$187,100

Rouben Toumani	-	Vice President of Systems Engineering	$194,700

Adoption of 2006 “Stretch” Revenue Incentive for Vice President of Worldwide Sales

At the Meeting, the Board also adopted the 2006 “Stretch” Revenue Incentive (the “Incentive Plan”) for Mr. Derek Obata, the Company’s Vice President of Worldwide Sales. Pursuant to the Incentive Plan, Mr. Obata may receive performance-based compensation of up to $150,000 based on the Company’s achievement of targets set in excess of planned achievements with respect to revenue associated with certain business units during the 2006 fiscal year. The Incentive Plan provides that, if Mr. Obata ceases to be employed with the Company prior to the end of the 2006 fiscal year, he may be eligible to receive a pro-rated portion of the compensation that would otherwise have been available pursuant to the Incentive Plan. The Incentive Plan will be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2006

IKANOS COMMUNICATIONS, INC.

By:	/s/ Daniel K. Atler
Daniel K. Atler Chief Financial Officer